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                                                                   EXHIBIT 10.26

                                PROMISSORY NOTE

                                                                 January 1, 1999

      FOR VALUE RECEIVED, the undersigned hereby promises to pay to Verilink Corporation ("Verilink") at San Jose, California, the principal amount of the advances set forth on Schedule 1, plus interest thereon at the rate of six percent (6%) per annum, compounded monthly, commencing on the dates that the advances were made to the undersigned, as set forth on Schedule 1. Advances hereunder shall not exceed the principal sum of $1,000,000.

      All principal and accrued interest due under this Note shall be paid on or before December 31, 1999. Principal and interest are payable in lawful money of the United State.

      Each payment shall be credited first to the interest and the remainder to principal, and interest shall thereupon cease upon principal so credited.

      This Note may be prepaid at any time, in whole or in part, without premium or penalty.

      If action should be instituted on this Note, the undersigned agrees to pay the holder, in addition to such amounts owed pursuant to this Note, all costs of collection, including a reasonable sum of attorneys' fees.

      This Promissory Note shall be governed by the laws of the State of California.

      This Promissory Note supersedes the Promissory Note between the undersigned and Verilink dated September 1, 1998.


                                          /s/ LEIGH S. BELDEN
                                       --------------------------------------
                                              Leigh S. Belden